PARENT STOCK OPTION AGREEMENT


        This PARENT STOCK OPTION AGREEMENT dated as of February 17, 2000 is by and between Champion International Corporation, a New York corporation ("Grantee"), and UPM-Kymmene Corporation, a corporation organized under the laws of the Republic of Finland ("Company").

                                  RECITALS

        WHEREAS, Grantee, the Company and Blue Acquisition, Inc. ("Merger Sub") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, a merger (the "Merger") of Merger Sub with and into Grantee; and

        WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that the Company agree, and the Company has agreed, to grant Grantee the Option (as defined below).

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and Grantee agree, subject to Section 7, as follows:

        1. Capitalized Terms. Certain capitalized terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings therein ascribed. Those capitalized terms used but not defined herein (including in Annex A hereto) that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

        2.   The Option.

        (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 66,334,802 ordinary shares (as adjusted as set forth herein) (the "Option Shares") with no nominal value (the "Shares") of the Company (being 19.9% of the number of shares outstanding on February 14, 2000 before such issuance), at a purchase price per share equal to the Exercise Price (as defined below).

        (b) Exercise Price. The exercise price, as adjusted as set forth herein (the "Exercise Price"), of the Option shall be Eur33.90 per Option Share.

        (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time, (ii) six months after the first occurrence of an Exercise Event (or if, at the expiration of such six months after the first occurrence of an Exercise Event, the Option cannot be exercised by reason of any applicable Order, Law or Regulation, 10 Business Days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the first anniversary of the Exercise Event), (iii) termination of the Merger Agreement in accordance with its terms other than a termination with respect to which an Exercise Event shall occur and (iv) the date on which Grantee shall have received the Profit Cap pursuant to
 Section 5 (the "Option Term"). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term. "Exercise Event" shall mean (A) any of the events giving rise to the obligation of the Company to pay the Termination Fee under Section 9.3 of the Merger Agreement; (B) termination of the Merger Agreement by Grantee under Section 9.1(c)(iii) and
 (C) termination of the Merger Agreement under Section 9.1(d)(iii) and a Takeover Proposal has been made and publicly announced or communicated to the Company's shareholders after the date of this Agreement and prior to the Parent's Shareholders Meeting.

        (d)  Exercise of Option.

        (i) Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of an Exercise Event during the Option Term. Notwithstanding the expiration of the Option Term, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

        (ii) If Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable Law (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976), (B) no Law or Regulation shall have been adopted or promulgated, and no Order shall be in effect, which prohibits delivery of such Option Shares (and the parties shall use their reasonable best efforts to have any such Order vacated or reversed), and
 (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to the Company and its Subsidiaries taken as a whole.

        (iii) If the Closing cannot be effected by reason of a restriction set forth in Clause (A), (B) or (C) of the proviso in Section 2(d)(ii), the Closing Date shall be extended to the tenth Business Day following the expiration or termination of such restriction. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Entity is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and Grantee, with the cooperation of the Company, shall expeditiously process the same.

        (iv) Notwithstanding Section 2(d)(iii), if the Closing Date shall not have occurred within twelve months after the first occurrence of an Exercise Event as a result of one or more restrictions imposed by the application of any Law, Regulation or Order, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

        (e) Payment and Delivery of Shares.

        (i) On each Closing Date, Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

        (ii) On each Closing Date, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to Grantee, in Grantee's book-entry account in the Finnish Book-Entry Securities System, such number of Shares representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and Grantee shall deliver to the Company its written agreement that Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

        (f) If at the time of issuance of any Shares pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of Shares, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to Grantee as those issued to other holders of Shares.

        3.   Adjustment Upon Changes in Capitalization, Etc.

        (a) In the event of any change in the Shares by reason of stock dividend, stock split, split-up, combination, reclassification, recapitalization, exchange of shares, dividend, dividend payable in any other securities or similar event, the type and number of Shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

        (b) If any additional Shares are issued after the date of this Agreement (other than pursuant to an event described in Section 3(a) above and other than as permitted by the Merger Agreement), the number of Shares then remaining subject to the Option shall be adjusted so that, after such issuance of additional Shares, such number of Shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option and the Parent Treasury Option, equals 19.9% of the number of Shares then issued and outstanding. In no event shall the number of Option Shares plus the number of Shares purchased pursuant to the Parent Treasury Option exceed 19.9% of the number of Shares issued and outstanding at the time of exercise (without giving effect to the issuance of any Shares subject to or issued pursuant to the Option or the Parent Treasury Option).

        (c) To the extent any of the provisions of this Agreement apply to the Exercise Price, they shall be deemed to refer to the Exercise Price as adjusted pursuant to this Section 3.

        (d) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 3, the Exercise Price per Option Share shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

        (e) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Grantee or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the ordinary shares of the Company outstanding immediately prior to the consummation of such merger will be changed into or exchanged for ordinary shares or other securities of the Company or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable. The Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

        4. Purchase Not For Distribution. Grantee hereby represents and warrants to the Company that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

        5.   Profit Limitation.

        (a) Notwithstanding any other provision of this Agreement in no event shall Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, Grantee, at its sole election, shall either (i) pay cash or other consideration to the Company, (ii) reduce the number of Shares subject to the Option or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

        (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of any Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, Grantee, at its sole option, may (in addition to the actions specified in Section 5(a)) (i) reduce the number of Option Shares subject to the Option or (ii) increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 5(b) on any subsequent date at the Exercise Price set forth in
 Section 2(b) if such exercise would not then be restricted under this
 Section 5(b).

        (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve the Company's obligation to pay, any Termination Fee provided for in Section 9.3 of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Profit Cap following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of Section 5(a).

        (d) For purposes of Section 5(a) and clause (ii) of the definition of Total Profit, the value of any Option Shares delivered by Grantee to the Company shall be the Applicable Price of such Option Shares.

        6.   Additional Covenants of the Company.

        (a) If the Shares or any other securities then subject to the Option are then listed on the HSE, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the HSE the Shares or other securities then subject to the Option, following the issuance thereof and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

        (b) The Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        (c) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

        (d) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

        7. Shareholder Approval; Enforceability. Notwithstanding anything to the contrary, this Agreement, the performance of the obligations and covenants of the Company contained herein and Grantee's rights under Section 2(d) hereof, are subject in their entirety to the Company obtaining the required approval of its shareholders. In the event of a failure to obtain such approval in the meeting of the Company's shareholders where such approval is first sought, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company or Grantee. Subject to complying with its fiduciary duties, as set forth in Section 6.5(b) of the Merger Agreement, the Company's Board of Directors shall recommend the approval and adoption by its shareholders of this Agreement.

        8.   Miscellaneous.

        (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (c) Entire Agreement; No Third Party Beneficiary. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

        (f) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

        If to Grantee to:

             Champion International Corporation
             One Champion Plaza
             Stamford, Connecticut 06921
             Telecopy:  (203) 358-6562
             Attention: General Counsel

 with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             Four Times Square
             New York, New York 10036
             Telecopy:  (212) 735-2000
             Attention: Blaine V. Fogg, Esq.
                        Joseph A. Coco, Esq.

 If to the Company to:

             UPM-Kymmene Corporation
             Etelaesplanadi 2
             P.O. Box 380
             FIN-00101 Helsinki
             Telecopy:  011-358-204-150-304
             Attention: Reko Aalto-Setala

 with a copy to:

             White & Case LLP
             1155 Avenue of the Americas
             New York, New York 10036
             Telecopy:  (212) 354-8113
             Attention: Timothy B. Goodell, Esq.

           (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

           (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee; provided, however, that no such assignment shall have the effect of releasing Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           (j) Further Assurances. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

           (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


           IN WITNESS WHEREOF, the Company and Grantee have caused this Parent Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                          CHAMPION INTERNATIONAL CORPORATION


                          By:  /s/ Richard E. Olson
                             -------------------------------------------
                             Name:  Richard E. Olson
                             Title: Chairman and Chief Executive Officer


                          UPM-KYMMENE CORPORATION


                          By:  /s/ Juha Niemela
                             -------------------------------------------
                             Name:  Juha Niemela
                             Title: President and Chief Executive Officer


                          By:  /s/ Reko Aalto-Setala
                             -------------------------------------------
                              Name:  Reko Aalto-Setala
                              Title: General Counsel



                         SCHEDULE OF DEFINED TERMS

           The following terms when used in the Parent Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

           "Agreement" shall mean this Parent Stock Option Agreement.

           "Applicable Price", as of any date, means the highest of (i) the highest purchase price per Share paid or proposed to be paid by any third Person for Shares pursuant to any Takeover Proposal for or with the Company made on or prior to such date, and (ii) the Current Market Price. If the consideration to be offered, paid or received pursuant to the foregoing clause (i) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by Grantee and the Company.

           "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Entity.

           "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

           "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday in the United States or in Finland.

           "Closing" shall have the meaning ascribed to such term in Section 2 herein.

           "Closing Date" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the Shares as reported on the HSE during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the Shares are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten trading day period.

           "Exercise Event" shall have the meaning ascribed to such term in
 Section 2(c).

           "Exercise Notice" shall have the meaning ascribed to such term in
 Section 2(d) herein.

           "Exercise Price" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Governmental Entity" shall mean any federal, state or foreign governmental or regulatory agency, body or authority.

           "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Governmental Entities having the effect of law in each such jurisdiction.

           "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give financing statement under the Laws of any jurisdiction.

           "Notice Date" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee as of such date, were sold for cash at the closing market price per Share as of the close of business on the preceding trading day (less customary brokerage commissions).

           "Option" shall have the meaning ascribed to such term in Section 2 herein.

           "Option Shares" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Option Term" shall have the meaning ascribed to such term in
 Section 2 herein.

           "Parent Treasury Option" shall mean Grantee's option to purchase Shares pursuant to the Parent Treasury Stock Option Agreement.

           "Parent Treasury Stock Option Agreement" shall mean the Parent Treasury Stock Option Agreement dated as of February 17, 2000, between Grantee and the Company.

           "Order" shall mean any judgment, order or decree of any Governmental Entity.

           "Profit Cap" shall mean $210 million.

           "Regulation" shall mean any rule or regulation of any Governmental Entity having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE and the HSE.

           "Total Profit" shall mean (i) the aggregate amount (before income taxes) of (A) any excess of (x) the net cash amounts plus the fair market value of any other consideration (net of expenses incurred) received by Grantee pursuant to a sale of the Option Shares (or securities into which such shares are converted or exchanged) over (y) Grantee's aggregate purchase price for such Option Shares (or other securities) plus (B) any amounts received by Grantee from the Company or concurrently being paid to Grantee pursuant to Section 9.3 of the Merger Agreement minus (ii) the amounts of any cash previously paid by Grantee to the Company pursuant to
 Section 5 of this Agreement.

           "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.